UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 17, 2015 (September 15, 2015)

JP Energy Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-36647	27-2504700
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or	File Number)	Identification No.)
organization)

600 East Las Colinas Blvd, Suite 2000

Irving, Texas 75039
(Address of principal executive office) (Zip Code)

(972) 444-0300
(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Directors of the General Partner

On September 16, 2015, Lucius Taylor resigned from the board of directors (the “Board”) of JP Energy GP II LLC (the “general partner”), the general partner of JP Energy Partners LP (the “Partnership”).  Mr. Taylor’s resignation was not the result of any disagreements with the Partnership regarding any matter related to its operations, policies, practices or otherwise. Mr. Taylor was replaced as a director of the Board by Evan M. Schwartz effective September 16, 2015.

Mr. Schwartz, age 33, is employed by ArcLight Capital Holdings, LLC (“ArcLight”), an affiliate of ArcLight Energy Partners Fund V, L.P. (“Fund V”), the indirect majority owner of Lonestar Midstream Holdings, LLC, which owns a majority of the general partner.  A portion of Mr. Schwartz’s compensation is tied to the performance of Fund V and its general partner, and as such Mr. Schwartz may have an indirect interest in certain transactions he will evaluate as a member of the Board.  Mr. Schwartz is a Director at ArcLight, where he has worked since 2011, and has more than eight years of experience in energy finance.  Prior to joining ArcLight, Mr. Schwartz worked at DC Energy and McKinsey & Company.  Mr. Schwartz is a CFA charterholder and holds a Bachelor of Arts in Chemistry and Physics from Harvard University and a Master of Business Administration from the MIT Sloan School of Management. Mr. Schwartz was selected to serve as a director of the Board due to his affiliation with ArcLight, his in-depth knowledge of the energy industry and his financial and business expertise.

Except for his affiliation with ArcLight, there are no arrangements or understandings between Mr. Schwartz and the general partner or the Partnership or any other persons pursuant to which he was elected to the Board.  There are no family relationships between Mr. Schwartz and the executive officers or directors of the general partner and no transactions that would require disclosure under Item 404(a) of Regulation S-K.

Appointment of Certain Officers

On September 15, 2015, the general partner announced that Jon E. Hanna, previously Executive Vice President—Commercial and Business Development, has been named Executive Vice President—Crude Oil, Pipelines and Storage.  Mr. Hanna will no longer serve as the general partner’s Executive Vice President—Commercial and Business Development.

The general partner also announced that Shiming (Simon) Chen, previously Vice President—Controller and Chief Accounting Officer, has been named Senior Vice President and Chief Accounting Officer.  Mr. Hanna and Mr. Chen have been appointed to their new offices effective immediately.

In addition, the general partner appointed Forgan McIntosh and Cory Willis, ages 37 and 38, respectively, to serve as Senior Vice President—Commercial and Corporate Development and Senior Vice President—Terminals and Distribution, respectively, of the general partner.  Mr. McIntosh and Mr. Willis have been appointed to their new offices effective immediately.

Before his appointment to Senior Vice President—Commercial and Corporate Development, Mr. McIntosh served as Vice President—Corporate Development of the general partner since November 2012.  Prior to joining the Partnership, Mr. McIntosh was an Associate at Barclays Capital Inc. within the Global Power & Utilities investment banking group from August 2010 to October 2012. Prior to Barclays, Mr. McIntosh was a Summer Associate at ArcLight Capital Partners, LLC in 2009. From 2000 to 2008, Mr. McIntosh held various positions at early- to mid-stage energy, technology and healthcare companies. Mr. McIntosh holds a Bachelor of Arts from Bates College and a Master of Business Administration from the MIT Sloan School of Management.

Before his appointment to Senior Vice President—Terminals and Distribution, Mr. Willis served as Vice President—Natural Gas Liquids of the general partner from March 2015 to September 2015.  Prior to joining the Partnership, Mr. Willis provided independent consulting services to clients engaged in the acquisition, development, and operation of energy assets from October 2013 to February 2015.  From September 2012 to September 2013, Mr. Willis was the Vice President, Asset Management — West for Atlantic Power Corporation (NYSE: AT).  Mr. Willis joined Atlantic Power as Director, Asset Management in March 2011 and was Atlantic Power’s Vice President and Chief Administrative Officer from June 2011 through September 2012, leading the company’s Human Resources, Information Technology, and Environmental Health & Safety functions.

From 2003 through February 2011, Mr. Willis worked for Goldman Sachs & Co. and its Cogentrix Energy subsidiary in various positions, including as Vice President, Development & Asset Management. Mr. Willis holds a Bachelor’s Degree in Information and Operations Management from Texas A&M University.

There are no arrangements or understandings between Mr. McIntosh or Mr. Willis and the general partner or the Partnership or any other persons pursuant to which they were selected to the offices set forth above.  There are no family relationships between Mr. McIntosh or Mr. Willis and the executive officers or directors of the general partner and no transactions that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JP Energy Partners LP

	By:	JP Energy GP II LLC, its general partner

Dated: September 17, 2015	By:	/s/ J. Patrick Barley
		Name:	J. Patrick Barley
		Title:	President and Chief Executive Officer